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EXHIBIT 2.3

OPTION AGREEMENT TO PURCHASE STOCK

This Agreement is made between the parties effective November 8, 1999.

Internet Law Library, Inc., SELLER, and Charles E. Bowen, Jr., OPTIONEE, agree:

In consideration of a Contract for Sale of Stock made on November 8, 1999, and in further consideration of the following terms, OPTIONEE, who are, or formerly were, an officer, director, or employee of GoverNet Affairs, Inc. (the "Company"), has the right to purchase from SELLER, all or any part of the shares described below of the common stock issued by SELLER from the effective date of this agreement as outlined below:

1.  Payment by OPTIONEE to SELLER of the strike price time the number of shares eligible for purchase as shown in paragraph 1(a) below within five years from the date Optionee has the right to purchase. Payment is to be made by cash, certified funds, or wire transfer. The shares purchased are not registered with the United States Securities and Exchange Commission, nor with the Securities Commission of any state. If any option is not exercised within the prescribed three-year period, it is void.

  a.
  Up to 78,750 shares, with the right to purchase 26,250 shares on August 31, 2000 ("Series No. 1"); 26,250 shares on August 31, 2001 (Series No. 2"); and 26,250 shares on August 31, 2002 ("Series No. 3");

  b.
  The strike price shall be the closing price of SELLER's common stock on the effective date of this Agreement (as reported by Bloomberg.com);

  c.
  The options will vest if the Company's results of operations, specifically, its revenues and its earnings before interest, taxes, depreciation and amortization ("EBITDA"), as determined from the application of generally accepted accounting principles, consistently applied, during each of the periods specified below, equal or exceed the following conditions:

  (i.)
  As to Series No. 1 shares, for the eight months ended June 30, 2000, revenue of $977,450, and EBITDA that is equal to or greater than 6.0 % of revenue,

  (ii.)
  As to Series No. 2 shares, for the year ended June 30, 2001, revenue of $1,425,225, and EBITDA that is equal to or greater than 8.0 % of revenue, and

  (iii.)
  As to Series No. 3 shares, for the year ended June 30, 2002, revenue of $1,781,530, and EBITDA that is equal to or greater than 10.0 % of revenue.

SELLER agrees in good faith not to take any actions (or omit to take any actions) that would adversely affect the Company's ability to meet these goals. Notwithstanding any provision herein to the contrary, all options will be fully vested and exercisable immediately upon the occurrence of (A) OPTIONEE termination without cause and (B) OPTIONEE death or Disability, or a Change of Control. ("OPTIONEE's options will also be fully vested and exercisable if Ronald W. Hogan options become fully vested and exercisable.")

    "Cause" means (A) any misrepresentation of a material fact to, or concealment of a material fact from, a member of the Board of Directors of SELLER : (B) the OPTIONEE's failure to follow a lawful written directive of the Board of Directors; (C) OPTIONEE's willful violation of any material rule, regulation or policy that may be established from time to time in the SELLER's or the Company's business; (D) the OPTIONEE,s unlawful possession, use or sale of narcotics or other controlled substances (E) any act or omission of the OPTIONEE in the scope of their employment or service (i) that results in the assessment of a criminal penalty against the OPTIONEE, the Company, or the SELLER, or (ii) that in the reasonable judgment of the Board of Directors of the SELLER would result in a material violation of any federal, state, local or foreign law or regulation; or (F) the OPTIONEE's conviction of or a plea of guilty or no contest to any crime involving an act of moral turpitude. Whether any termination of OPTIONEE's employment hereunder constitutes a for Cause termination in accordance with the foregoing shall be determined in the reasonable judgment of the Board of Directors of SELLER.

    "Change of Control" means (A) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") of the SELLER cease for any reason to constitute at least 51% of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (B) the SELLER shall consummate a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the SELLER immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company; (C) the stockholders of the Company shall approve a sale of all or substantially all of the stock or assets of the Company.

2.  Services provided in the past and to be provided in the future by OPTIONEE to SELLER, the receipt of which is acknowledged, is further consideration for this transaction.

3.  OPTIONEE represents that he is are qualified to purchase these shares under the relevant rules and regulations of the United States Securities and Exchange Commission and the Securities Commission of any state that may have jurisdiction.

4.  OPTIONEE further represents that he is not purchasing these shares with an intent to resell, nor will they take any actions that may result in OPTIONEE being considered an underwriter of the shares.

5.  No sale, transfer, or other disposition of this option may be made other than by the terms of this agreement, except if to a successor by merger or consolidation or to shareholders of a successor in interest.

6.  Prior to any transfer of any shares purchased under this agreement, OPTIONEE will provide to SELLER, the issuer of the stock, a legal opinion, in a form acceptable to the counsel for the issuer, that the transfer will not result in the loss of the exemptions from registration of the securities then claimed by issuer.

7.  Any stock issued under this option agreement will be subject to section 144 of the SEC Rules and will not be transferable for twelve months from the date of issuance of the stock certificate(s), unless to an underwriter for the purpose of exercising the option and making a public distribution of the underlying shares.

8.  SELLER agrees to notify OPTIONEE at least ten days prior to any dissolution, liquidation, winding up, or takeover of SELLER, stating the record date for any rights to be taken under this agreement.

9.  OPTIONEE must exercise this option within the time periods stated in this agreement, or this option will become void if not so exercised.

10.  OPTIONEE further represents that he/she/it has had adequate opportunity to obtain any information relevant to the decision to purchase and has also had adequate opportunity to consult with advisors of his choice.

11.  Notices required to be delivered under this agreement are to be made to:

SELLER:	Internet Law Library, Inc. ATTN: Corporate Secretary 4301 Windfern Rd. Houston, TX 77041-8915
OPTIONEE:	Charles E. Bowen 4055 Randal Farm Rd. Atlanta, GA 30339

14.  In the event of a proposed sale of all or substantially all of the assets of SELLER or the merger of SELLER with or into another corporation, each option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless such successor corporation does not agree to assume the option or to substitute an equivalent option, in which case the Board shall, in lieu of such assumption or substitution, provide for OPTIONEE to have the right to exercise the option as to all of the optioned shares, including shares as to which the option would not otherwise be exercisable. If the Board makes the option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify OPTIONEE that the option shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the option will terminate upon the exercise of such period.

The Board shall have the right to substitute an equivalent option or assume an option in connection with mergers, reorganizations, separations or other transactions.

Dated and Effective: November 8, 1999.

INTERNET LAW LIBRARY, INC.:

By	/s/ HUNTER M.A. CARR Hunter M.A. Carr
Its	Chairman/CEO

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OPTION AGREEMENT TO PURCHASE STOCK